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                                                                   EXHIBIT 10.7

                            STOCK PURCHASE AGREEMENT


         This Agreement is made this 9th day of October, 1997, by and among Genesis Health Ventures, Inc., a Pennsylvania corporation, and/or its designee pursuant to Section 6.2 hereof (the "Buyer"), The Multicare Companies, Inc., a Delaware corporation, Concord Health Group, Inc., a Delaware corporation, and Horizon Associates, Inc., a West Virginia corporation (collectively, the "Sellers"), and Institutional Health Care Services, Inc., a New Jersey corporation, Care4, L.P., a Delaware limited partnership, Concord Pharmacy Services, Inc., a Pennsylvania corporation, Compass Health Services, Inc., a West Virginia corporation, and Encare of Massachusetts, Inc., a Delaware corporation (each a "Company" and collectively, the "Companies").


                                   BACKGROUND

         WHEREAS, the Sellers and each of the Companies have agreed to sell and Buyer has agreed to purchase, all of the issued and outstanding capital stock and limited partnership interests, whichever is applicable, of each of the Companies on the terms and conditions provided for in this Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in order to consummate such transactions and in consideration of the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:


                             ARTICLE 1. DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

         "Agreement" means this Stock Purchase Agreement, all schedules hereto and all amendments, modifications, and supplements hereto.

         "Buyer" is defined in the preamble hereto.

         "Closing" has the meaning specified in Section 2.2 hereof.

         "Closing Date" has the meaning specified in Section 2.2 hereof.

         "Company" or "Companies" is defined in the preamble hereto.


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         "Encumbrance" means any mortgage, claim, lien, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

         "Material Adverse Effect" means any change or effect that would or would reasonably be expected to materially and adversely affect the financial condition, results of operations, assets or business of each of the Companies, the each of the Sellers, or Buyer and its subsidiaries taken as a whole, as the case may be.

         "Merger Agreement" means the Merger Agreement, dated as of June 16, 1997, by and among Genesis ElderCare Corp. (formerly known as Waltz Corp.), a Delaware corporation, Genesis ElderCare Acquisition Corp. (formerly known as Waltz Acquisition Corp.), a Delaware corporation, and The Multicare Companies, Inc. pursuant to which Genesis ElderCare Acquisition Corp. shall merge with and into The Multicare Companies, Inc.

         "Purchase Price" means Fifty Million Dollars ($50,000,000) to be paid by Buyer for the Shares in accordance with an allocation to be mutually determined by the parties.

         "Sellers" is defined in the preamble hereto.

         "Shares" means all of the outstanding capital stock and limited partnership interests, whichever is applicable, of each of the Companies.


                  ARTICLE 2. SALE OF SHARES AND PURCHASE PRICE

         Section 2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Sellers shall cause the sale, transfer and delivery to Buyer, and Buyer shall purchase, on the Closing Date, all right, title and interest in and to all of the Shares.

         Section 2.2 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place as soon as practicable after the closing under the Merger Agreement at the offices of Blank Rome Comisky & McCauley, One Logan Square, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreeable to the parties hereto (which time and place are designated as the "Closing Date"), subject to the satisfaction or waiver of the conditions specified in Article 6; provided, however, that if acceptable to the parties, the Closing may be effected by facsimile transmission of executed copies of the documents (including without limitation, this Agreement) delivered at the Closing and payment of the purchase price specified in Section 2.3 and by sending original copies of the documents (including without limitation, this Agreement) delivered at the Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their respective addresses set forth in Section 9.1 herein by the third business day following the Closing.

         Section 2.3 Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price for the Shares. Buyer shall pay the Purchase Price, against delivery of the certificates and the amended limited partnership agreement, whichever is applicable, for the Shares required by Section 2.4, by wire transfer of immediately available funds to such accounts as the Sellers shall designate. The parties agree to allocate the Purchase Price among the Shares in a manner to be mutually determined by the parties.


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         Section 2.4 Delivery of Certificates, Amended Limited Partnership
Agreement.

                           (i) On the Closing Date, the Sellers and the
Companies shall cause to be delivered to Buyer certificates (with respect to only those Companies that are corporations) evidencing all of the Shares, duly endorsed in blank (or in such name as may be designated by Buyer), and accompanied by stock powers duly executed in blank (or in such name as may be designated by Buyer), in proper form to transfer all right, title and interest in and to all Shares to Buyer. Buyer shall have no obligation to purchase any of the Shares unless the Sellers and the Companies deliver certificates for all of the Shares.

                           (ii) On the Closing Date, the Sellers and the
Companies shall cause to be delivered to Buyer an amended limited partnership agreement (with respect to only those Companies that are limited partnerships) stating, among other things, that Buyer is the sole limited partner for the Company that is a partnership on and as of the Closing Date. Buyer shall have no obligation to purchase any of the Shares unless the Sellers and the Companies deliver such amended limited partnership agreement.


                ARTICLE 3. CERTAIN UNDERSTANDINGS AND AGREEMENTS

         Section 3.1 Conduct of Business. From the date of this Agreement to the Closing Date, the Companies shall, and the Sellers shall cause the Companies to, conduct their operations according to their ordinary and usual course of business, to preserve their business organization intact, keep available the services of their officers and employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with them.

         Section 3.2 Pre-Closing Access to Properties and Records; Confidentiality. Between the date hereof and the Closing Date, the Companies shall, and the Sellers shall cause the Companies to, give authorized representatives of Buyer, reasonable access to the premises, properties, contracts, books, records and affairs of the Companies (including reasonable access to the properties of the Companies for the purposes of conducting a Phase 1 environmental assessment of such properties) and will cause the Companies' officers to furnish such financial, technical and operating data and other information pertaining to the Companies' businesses as Buyer shall from time to time reasonably request.

         Section 3.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts and (b) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely fashion any such actions, consents approvals or waivers.

         Section 3.4 Notice of Certain Events. The Companies and, to the extent known by it, the Sellers shall give notice to Buyer promptly of:

         (a) any notice of breach or default received subsequent to the date of this Agreement, or any instrument or agreement to which the Companies or any of the Sellers is a party or by which it is bound; or

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         (b) any suit, action, proceeding or investigation instituted or, to the
Companies' and the Sellers' knowledge, threatened against or affecting any of the Sellers or Companies subsequent to the date of this Agreement and prior to the Closing.

         Section 3.5 Section 338(h)(10) Election. With respect to the Buyer's acquisition of the Shares pursuant to this Agreement, Buyer and the Sellers shall jointly make a timely election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under any state or local tax laws) (such elections being hereinafter collectively referred to as the "338(h)(10) Election"). The Sellers shall cooperate with Buyer and take such action as may be necessary to cause each of the Companies to cooperate with Buyer and take any and all action reasonably necessary or appropriate (including filing such forms, returns, elections, schedules and other documents as may reasonably be required) to effect and preserve a timely 338(h)(10) Election in accordance with Code Section 338 and the applicable regulations thereunder. The allocation of values to the assets of the Companies shall be in accordance with the allocation set forth in Schedule D attached hereto. Thereafter, Buyer and the Sellers shall report the sale of the stock and other equity interests of the Companies pursuant to this Agreement in a manner which is consistent with the 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any tax returns in any discussion with or proceeding before any taxing authority or otherwise. The Sellers will pay any tax attributable to the making of the Section 338(h)(10) Election and arising out of a deemed sale of assets as of the Closing.

         Section 3.6 Adjustment of Assets. It is the intention of the parties that the Companies comprise the institutional pharmacy services companies of Multicare which have generated year to date annualized revenues of $82.3 million and EBITDAR of $13.4 million. To the extent that (i) any of the Companies are not included in the institutional pharmacy services companies which generated such annualized revenues and EBITDAR or (ii) other entities owned by Seller are included in such annualized revenues or EBITDAR but are not sold to Buyer hereunder, the parties agree to make appropriate adjustment of the assets sold hereunder.

         Section 3.7 Tax Adjustment. To the extent that any taxes are imposed upon Seller as a result of the sale of the Companies hereunder, Buyer will pay to Seller the amount of such taxes when Seller is required to pay such taxes. To the extent that the sale of Companies hereunder generates tax losses to Seller, Seller will pay to Buyer the tax savings realized from such tax losses when Seller receives the benefit from such tax losses.


               ARTICLE 4. CONDITIONS TO OBLIGATIONS OF EACH PARTY

         The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, each of which may be waived by the parties in writing:

         Section 4.1 No Action or Proceeding. No claim, action, suit or other proceeding shall be pending or threatened by any public authority or person before any court, agency or administrative body which creates a substantial likelihood that the consummation of this Agreement or the transactions contemplated hereby will be restrained, enjoined or otherwise prevented or that any material damages will be recovered or other material relief obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

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         Section 4.2 Compliance with Law. No provision of any applicable law and no judgment, injunction, order or decree shall prohibit the Closing. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which Buyer or the Sellers may reasonably deem necessary so that consummation of the transactions contemplated by this Agreement will be in compliance in all material respects with the applicable laws.

         Section 4.3 Hart-Scott-Rodino Requirements. The waiting periods (as such may be extended by the governmental agencies involved) applicable to the consummation of the transactions contemplated hereby under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules thereunder shall have expired or have been terminated by the appropriate governmental agency.

         Section 4.4. Regulatory Approvals. Any material approval, permit, authorization, consent or waiting period of any governmental authority applicable to (i) the purchase of all of the outstanding shares of common stock, par value $.01 per share, of Multicare at a purchase price of $28.00 per share (the "Equity Tender Offer"), (ii) the merger of Genesis ElderCare Acquisition Corp. with and into Multicare (the "Merger") pursuant to the terms and conditions of the Merger Agreement or (iii) the ownership or operation by Multicare, Genesis ElderCare Corp. or Genesis Health Ventures, Inc. of all or a material portion of the business or assets of Multicare shall have been obtained or satisfied on terms satisfactory to Genesis ElderCare Corp. in its reasonable discretion.


                             ARTICLE 5. TERMINATION

         This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a)  by mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Closing Date, by either the Buyer, on the one hand, or the Companies and Sellers, on the other hand, as the case may be, if the other party(ies) has, in any material respect, breached any covenant or undertaking contained herein and such breach has not been cured within thirty days.


                            ARTICLE 6. MISCELLANEOUS

         Section 6.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given:

                           If to Buyer:

                           Genesis Health Ventures, Inc.
                           148 West State Street
                           Kennett Square, Pennsylvania 19348
                           Attention: Michael R. Walker
                           Telephone: (610) 444-6350

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                           Facsimile: (610) 444-7438

                           with a copy to:

                           Blank Rome Comisky & McCauley
                           One Logan Square
                           Philadelphia, Pennsylvania  19103
                           Attention: Stephen E. Luongo, Esq.
                           Telephone:  (215) 569-5500
                           Facsimile:  (215) 569-5555

                           If to the Sellers or Companies:

                           Genesis ElderCare Corp.
                           148 West State Street
                           Kennett Square, Pennsylvania 19348
                           Attention: Michael R. Walker
                           Telephone: (610) 444-6350
                           Facsimile: (610) 444-7438


                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017-3954
                           Attention: William E. Curbow, Esquire
                           Telephone: (212) 455-2000
                           Facsimile: (212) 455-2502

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

         Section 6.2 Assignability; Parties in Interest. This Agreement shall not be assignable by any of the parties hereto, except that this Agreement shall be assignable in whole or in part by Buyer to any subsidiary or subsidiaries of Buyer, provided that no such assignment shall relieve the assignor of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically referred to herein, this Agreement is for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any legal or equitable rights, remedies or claims under or by reason of this Agreement.

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         Section 6.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) each of the parties irrevocably waives the right to trial by jury; (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.1.

         Section 6.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart signed by the other party.

         Section 6.5 Publicity. The Sellers, the Companies and Buyer agree that press releases and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that Buyer may make such announcements as in the opinion of its counsel, such party is required to make pursuant to comply with law or the requirements of any stock exchange or other applicable self-regulatory organization, but in such event Buyer shall, to the extent practicable, give the Sellers and the Companies reasonable prior notice and an opportunity to comment on the proposed announcement.

         Section 6.6 Complete Agreement. This Agreement, the exhibits hereto and the schedules and documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

         Section 6.7 Amendments and Waivers. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any or documents delivered pursuant hereto,
(c) waive compliance with any of the covenants or agreements contained in this Agreement or (d) amend this Agreement, if and only, in the case of an extension or amendment, if such action is set forth in a written agreement signed by both parties, or, in the case of a waiver, if such waiver is signed by the party against whom the waiver is to be effective.

         Section 6.8 Expenses. Except as specifically provided in this Agreement, each party shall bear the expenses incurred by it in connection with the transactions contemplated by this Agreement.

         Section 6.9 Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any contract, license, lease, commitment or other arrangement if an attempted assignment would constitute a breach thereof. Whenever such consent is required, the Sellers will use commercially reasonable efforts to cause such consents to be obtained and Buyer agrees to cooperate with the Sellers and to enter into any reasonable arrangement designed to provide for Buyer the benefits under such contracts and agreements.

         Section 6.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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         Section 6.11 Severability. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

         Section 6.12 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         Section 6.13. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



GENESIS HEALTH VENTURES, INC.,                                THE MULTICARE COMPANIES, INC.
and its designee

By:  /s/ George V. Hager, Jr.                                 By:  /s/ George V. Hager, Jr.
    --------------------------------                               ----------------------------------
Name:    George V. Hager, Jr.                                 Name:    George V. Hager, Jr.
Title:   Senior Vice President and                            Title:   Senior Vice President and
         Chief Financial Officer                                       Chief Financial Officer


CONCORD HEALTH GROUP, INC.                                    HORIZON ASSOCIATES, INC.

By:  /s/ George V. Hager, Jr.                                 By:  /s/ George V. Hager, Jr.
    --------------------------------                               ----------------------------------
Name:    George V. Hager, Jr.                                 Name:    George V. Hager, Jr.
Title:   Senior Vice President and                            Title:   Senior Vice President and
         Chief Financial Officer                                       Chief Financial Officer




INSTITUTIONAL HEALTH CARE                                     CARE4, L.P.
SERVICES, INC.
                                                              By:   Institutional Health Care Services, Inc.,
By:  /s/ George V. Hager, Jr.                                         General Partner of Care4, L.P.
    --------------------------------                               ----------------------------------
Name:    George V. Hager, Jr.

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




Title:   Senior Vice President and                            By:  /s/ George V. Hager, Jr.
         Chief Financial Officer                                   ----------------------------------
                                                              Name:    George V. Hager, Jr.
                                                              Title:   Senior Vice President and
                                                                       Chief Financial Officer


CONCORD PHARMACY SERVICES, INC.                               COMPASS HEALTH SERVICES, INC.

By:  /s/ George V. Hager, Jr.                                 By:  /s/ George V. Hager, Jr.
    --------------------------------                               ----------------------------------
Name:    George V. Hager, Jr.                                 Name:    George V. Hager, Jr.
Title:   Senior Vice President and                            Title:   Senior Vice President and
         Chief Financial Officer                                       Chief Financial Officer


ENCARE OF MASSACHUSETTS, INC.

By:  /s/ George V. Hager, Jr.
    --------------------------------
Name:    George V. Hager, Jr.
Title:   Senior Vice President and
         Chief Financial Officer



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